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                                                                   EXHIBIT 10.11

                          SECOND AMENDED AND RESTATED
                          GENERAL OPERATING AGREEMENT


         Agreement made this 29th day of November, 1990, by and between Clark Material Handling Company, formerly known as Clark Material Systems Technology Company, a business unit of Clark Equipment Company, with offices in Lexington, Kentucky ("Clark") and Chase Manhattan Leasing Company (Michigan), Inc., formerly known as Clark Equipment Credit Corporation, with offices in Buchanan, Michigan ("Chase").

                              Statement of Purpose

         Clark and Chase wish to enter into this Agreement in order to establish the terms and conditions which will be applicable to the financing by Chase of products manufactured or distributed by Clark. This Agreement amends and restates the Amended and Restated General Operating Agreement dated 10 March, 1987 ("Operating Agreement") between Clark Material Systems Technology Company, a business unit of Clark Equipment Company, and Chase.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, Clark and Chase hereby agree as follows:

         (1) Definitions. As used in this Agreement the terms set forth below shall have the following definitions:

         1.1 Products - shall mean new and used equipment now, heretofore or hereafter manufactured or distributed by the Industrial Truck Division of Clark Equipment Company or by Clark in the United States, together with all accessories or attachments thereto.

         1.2 New Products - shall mean those Products which are new and unused (but shall include Products which have been used for demonstration purposes for less than 100 recorded hours) and in good and usable condition which were currently offered for sale by Clark at the time Chase provided financing for such Products.

         1.3 Long Term Rental Products - shall mean those Products which are held by a Dealer for lease, sublease, rent or subrent to end users pursuant to Rental Contracts having an initial term of one year or more, including those Products which are leased, subleased, rented or subrented by a Dealer to an end user pursuant to a Rental Contract having an initial term of one year or more which has expired but which has been extended on a month to


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month or longer basis.

         1.4 Short Term Rental Products - shall mean those Products which are held by a Dealer for lease, sublease, rental or subrental to end users pursuant to Rental Contracts having terms of less than one year.

         1.5 Other Products - shall mean all Products other than New Products, Long Term Rental Products and Short Term Rental Products.

         1.6 Current Parts - shall mean service and replacement parts for use on Products, which are in good and usable condition, not obsolete, which are currently offered for sale by Clark, in respect of which there have been line item sales of twelve (12) or more by Clark in the preceding twelve (12) month period which parts are now, heretofore or hereafter manufactured or distributed by or on behalf of Clark.

         1.7 Parts - shall mean service and replacement parts for use on Products, which parts are now, heretofore or hereafter manufactured or distributed by or on behalf of Clark.

         1.8 Dealers - shall mean all dealers or distributors who are now or hereafter authorized to purchase for resale Products and/or Parts from Clark including sub-dealers, as such term is defined in the Dealer Agreement. Unless specifically provided to the contrary, Dealers shall also include Branches. For the purposes of Sections 1, 3.4, 3.8, 4.3, 7 and 8 of this Agreement, Dealers shall also mean (a) those dealers or distributors whose Dealer Agreements expired or were not renewed, and (b) those dealers or distributors not covered by (a) which were formally terminated as dealers by Clark but in the case of both (a) and (b) only with respect to Products financed for and/or Parts shipped to such dealers or distributors prior to the date Chase received notice of said expiration, non-renewal or termination.

         1.9 Branches - shall mean all retail sales and/or rental outlets operated by Clark and all separate corporations which operate as Dealers of which Clark directly or indirectly owns or controls all or a majority of the outstanding voting stock.

         1.10 Dealer Agreement - shall mean the agreement or agreements between Clark and the Dealer pursuant to which the Dealer is appointed an authorized dealer or distributor of Products and/or Parts and any amendment, extension or renewal thereof, now or hereafter in effect from time to time.


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         1.11 Retail Contracts - shall mean any and all writings evidencing or reflecting the retail sale of Products by Dealers to retail buyers, including leases with nominal purchase options, but not including Rental Contracts.

         1.12 Rental Contracts - shall mean any and all writings evidencing or reflecting the lease, sublease, rental or subrental of Products by Dealers to end users, but excluding leases with nominal purchase options.

         1.13 Rental Products - shall mean Products which are leased, subleased, rented or subrented to an end user pursuant to a Rental Contract by a Dealer.

         1.14 Fair Market Value - shall mean the wholesale value of the Products, Parts or other collateral, as the case may be, as mutually agreed to by Clark and Chase. If Clark and Chase are unable to agree within 30 days after a wholesale value is first quoted by either Clark or Chase, the wholesale value shall be determined by an independent appraiser who is mutually acceptable to Clark and Chase. The cost of such appraiser shall be shared equally. If Clark and Chase are unable to agree on an acceptable appraiser, then the wholesale value shall be established by a majority of a group of three appraisers, one selected by Clark at its expense, one selected by Chase at its expense, and one selected by the other two appraisers. The cost of the third appraiser shall be shared equally.

         1.15 Floor Plan Financing - shall mean financing extended by Chase with respect to Products which are purchased by Dealers from Clark or from another Dealer and which are held by Dealers for resale.

         1.16 Rental Financing - shall mean financing extended by Chase with respect to Long Term Rental Products or Short Term Rental Products which are owned by the Dealer.

         1.17 Retail Financing - shall mean financing extended by Chase with respect to Retail Contracts.

         1.18 CRS - shall mean Clark Rental System Inc., a Michigan corporation.

         1.19 DTL Financing - shall mean financing extended by Chase with respect to Long Term Rental Products or Short Term Rental Products which are leased to the Dealer by CRS or by an assignee of CRS.

         1.20 Unpaid Balance - shall mean for a Long Term Rental Product with respect to which Chase extended Long Term Rental Financing - the unpaid principal balance owed

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to Chase with respect to such Product, plus interest accrued to the date of payment by Clark notwithstanding any moratorium regarding interest imposed by bankruptcy or other statute or law, but in no event more than ninety (90) days' interest, plus all Expenses.

         1.21 Expenses - shall mean one-half (1/2) of the reasonable costs and expenses incurred by Chase in connection with the repossession of Long Term Rental Products and the foreclosure of its security interest therein, including without limitation, outside legal fees, advertising expenses, costs and expenses of repairing and preparing Products for sale (provided, however, that the costs and expenses of repairing and preparing a Product for sale shall not exceed five percent (5%) of the Unpaid Balance for each such Product without the prior approval of Clark) and any other out-of-pocket expenses incurred by Chase but not including any out-of-pocket expenses incurred by Chase employees for travel and travel related costs. Chase shall choose and direct the activities of outside legal counsel, but shall give consideration to the recommendations made by Clark in regard thereto.

         1.22 Finance Penetration - shall mean the percentage of (a) the aggregate number of New Products for which Chase has provided either Retail Financing or Rental Financing to (b) the aggregate number of New Products shipped to Dealers by Clark, all as calculated on a year to date calendar basis.

         (2) Extension of Financing to Dealers.

         2.1 Financing Accommodations

         (a) During the term of this Agreement, and so long as Clark fulfills its obligations under this Agreement, Chase agrees to acquire such receivables as are tendered to it by Clark which, in Chase's reasonable judgment, are creditworthy and which are generated by the Floor Plan Financing, Rental Financing or Retail Financing and to otherwise extend wholesale and retail financing accommodations with respect to those transactions that Chase, in its reasonable judgment, deems creditworthy.

         (b) Chase shall continue to provide Clark, its Dealers and customers with the high level of services, support and programs in effect as of the date hereof except to the extent modified by this Agreement. Any existing programs which are discontinued shall be replaced with other appropriate programs and any discontinuation shall only occur after consultation with, and 60 days' prior notice to, Clark.

         (c)      During the term of this Agreement, those

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field personnel of Chase engaged in providing financing relating to Clark shall not be utilized to provide wholesale or retail financing for any products or equipment other than products or equipment which are sold or distributed by Clark or its Dealers, provided, however, that if Chase's Finance Penetration is less than 15% in any one or more of Chase's finance regions, such Chase field personnel may call on other businesses in such finance regions of Chase specifically excluding any businesses which sell, rent or lease or offer to sell, rent or lease products or parts which are reasonably competitive with Products or Parts. During the term of this Agreement, Chase shall provide no less than six (6) such field persons unless otherwise mutually agreed to by Chase and Clark.

         (3) Wholesale Financing.

         3.1 Financing Plans and Programs. After consultation with Clark, Chase shall establish the terms and conditions of the plans and programs applicable to Floor Plan Financing and Rental Financing. Chase can modify the terms of any such plans or programs (but only with respect to future transactions) at any time, but shall notify Clark in writing of any such modification at least 30 days prior to the effective date thereof; provided, however, that if Clark does not consent to the modification of such plan or program in writing (but excluding changes in interest rate spreads or interest rates where Clark has not subsidized the applicable interest rate, which shall not require Clark's consent unless Clark has guaranteed capital financing with respect to a particular Dealer, in which Clark's consent shall be required, which consent shall not be unreasonably withheld), it shall have no liability under this Agreement with respect to any financing extended by Chase under, or in accordance with, the modified plan or program. Chase may extend Floor Plan Financing or Rental Financing to a Dealer on terms which differ from the terms of the standard plan (as approved by Clark) which is then in effect, but if Clark does not consent thereto in writing, Clark shall have no liability under this Agreement with respect to such financing. Clark agrees that Chase's plans and programs that are identified on Exhibit 1., attached hereto and incorporated by reference herein, are hereby approved by Clark as of the date of this Agreement.

         3.2 Documentation. Each Dealer shall execute such promissory notes, security agreements, financing statements, guarantees and other related documents and instruments as may be required by Chase in connection with wholesale financing extended to such Dealer by Chase.

         3.3 Procedures. Clark shall notify Chase of each


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pending shipment of a Product to a Dealer on which Floor Plan Financing, Rental
Financing or DTL Financing has been requested by the Dealer from Chase. If Chase approves the financing of such Product, it shall remit to Clark the amount owed by the Dealer to Clark within one (1) working day of the receipt of Clark's invoice therefor. Notwithstanding the foregoing, Clark may, from time to time, request Chase to defer payment of an invoice to a stated later date. Chase agrees to defer such payment provided all of the following conditions are satisfied: (a) Chase receives written notice of such requests from Clark at the time Clark notifies Chase of a pending shipment; (b) the Product that is to be shipped to the Dealer is subject to an interest-free floorplan period; and (c) the stated later date for payment requested by Clark is not later than the date on which the interest free floorplan period for such Product expires. In consideration for such deferred payments by Chase, Clark shall pay to Chase annually, an amount equal to 3% per annum of the average daily outstanding balances of all such invoices during their deferral period. Chase shall have no responsibility to finance any Product shipped to a Dealer who is included on Chase's list of Dealers that are subject to credit restrictions provided notice of such Dealers was given by Chase to Clark prior to the shipment of such Product. If Chase remits amounts to Clark with regard to a non-approved transaction for a Dealer that is subject to credit restrictions, Clark shall, after notice thereof by Chase to Clark within 14 days after such remittance, return such amounts to Chase. Any amounts payable directly to the Dealer in connection with Rental Financing or DTL Financing shall be paid by Chase to the Dealer in accordance with the terms and conditions set forth in the agreements between Chase and the Dealer and the policies announced by Chase from time to time.

         3.4 Dealer Default.

         (a) Exercise of Remedies. In the event a Dealer fails to pay any indebtedness to Chase as and when due or is otherwise in default to Chase with respect to its obligations, Chase may (subject to the requirements of Section
3.8 hereof) take such action and exercise or refrain from exercising such remedies as it deems appropriate with respect to the collection, modification, extension or enforcement of such indebtedness, including but not limited to the acceleration of all or any part of the Dealer's outstanding indebtedness and the repossession of all Products, Parts and any other collateral securing the Dealer's indebtedness. Chase must notify Clark in advance, whether by telephone, in writing or in person, of any acceleration of a Dealer's indebtedness or lawsuit against a Dealer. Notwithstanding any provision to the contrary, if a Dealer is in default with respect to

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repayment of any indebtedness owed to Chase other than in connection with a sale out of trust, Clark shall be given notice thereof and shall have the right, at Clark's option, on no more than three consecutive occasions (provided Clark has cured the default on each prior occasion) , to cure such default within 15 days from the date of Chase's notice specified above, prior to Chase's exercise of any remedies with respect thereto. Provided, however, the foregoing shall not affect Chase's rights to exercise its remedies with respect to other indebtedness owed to Chase.

         (b) Repurchase of New Products and Long Term Rental Products. Chase shall notify Clark in writing at least five (5) days in advance (or such longer period as Chase may provide to Dealer) of any foreclosure sale, whether public or private, or any retention by Chase of collateral in satisfaction of debt. In the event that Chase retains possession, after foreclosure of its security interest pursuant to subsection 3.4(e) below, of any New Products or Long Term Rental Products, it shall tender such Products to Clark and shall convey free and clear title thereto. Provided, however, that as to any such Products which are in the possession of end users pursuant to Rental Contracts, Chase shall tender the applicable Rental Contract pertaining to the Product. Upon tender, Clark shall purchase (i) such New Products and (ii) Long Term Rental Products having an Unpaid Balance and the related Rental Contracts, in the case of both
(i) and (ii), free and clear of any liens or encumbrances and pay to Chase the applicable repurchase price. With respect to Long Term Rental Products upon which there is no Unpaid Balance owed to Chase, Clark shall have an option to purchase all but not less than all such Products and the related Rental Contracts free and clear of any liens or encumbrances at the applicable repurchase price. The repurchase price for New Products shall be the net invoice cost of such New Products to Dealers (plus freight if freight was included in the amount financed by Chase and less any cash discounts if such cash discounts were used to reduce the net invoice price financed by Chase). The repurchase price for Long Term Rental Products having an Unpaid Balance, shall be the Unpaid Balance owed to Chase with respect to the Long Term Rental Products. The repurchase price for Long Term Rental Products upon which there is no Unpaid Balance owed to Chase shall be the Fair Market Value of such Long Term Rental Products. Any of the foregoing amounts which are paid by Clark to Chase but which are owed to a subsidiary of Chase shall be paid by Chase to such subsidiary.

         (c) Repurchase of Short Term Rental Products, Other Products, and Other Collateral. Chase shall send notice to Clark of its repossession of any Short Term

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Rental Products, Other Products and other collateral along with a listing of all such items. Clark shall have no obligation to repurchase Short Term Rental Products, Other Products, or any other collateral. However, Clark shall have the right by giving Chase notice within 30 days after receiving Chase's notice of repossession of such Short Term Rental Products, Other Products or any other collateral, at Clark's option, to purchase not less than all Short Term Rental Products and/or all Other Products and/or all other collateral of which Chase retains possession after foreclosure of its security interest pursuant to subsection 3.4(e) below, upon which Chase has a first priority lien. In the event that Clark exercises its option to purchase, within the 30-day period specified above, all of such Short Term Rental Products and/or all Other
Products and/or all other collateral, then Chase shall tender such Short Term Rental Products and/or all Other Products and/or other collateral to Clark and Clark shall pay to Chase an amount equal to the Fair Market Value of such Short Term Rental Products and/or Other Products and/or other collateral. Any such Short Term Rental Products, Other Products or other collateral that are repurchased by Clark shall be free and clear of any liens or encumbrances.

         (d) Repurchase of Current Parts. In the event that Chase repossesses any Current Parts, it shall tender such Current Parts to Clark and convey free and clear title thereto (except for any interest Clark may have in such Current Parts). Upon tender, Clark shall purchase the Current Parts free and clear of any liens or encumbrances (regardless of whether any indebtedness is owed to Chase with respect thereto) and pay to Chase an amount equal to the then current net invoice cost of such Current Parts to Dealers less, the amount of any and all liabilities owed by the Dealer to Clark but not including any out-of-pocket expenses incurred by Clark employees for travel and travel related costs.

         (e) Foreclosure of Security Interest. Prior to the tender of such New Products, Long Term Rental Products and Rental Contracts, and Short Term Rental Products, Other Products, and any other collateral to the extent Clark exercises its option to repurchase same pursuant to Sections 3.4 (b) and (c), Chase shall have the obligation to foreclose its security interest in all such items to be repurchased by Clark in accordance with the requirements of the Uniform Commercial Code or other applicable law. Chase shall notify Clark in writing at least five (5) days in advance (or such longer period as Chase may provide to Dealer) of any foreclosure sale, whether public or private, or any retention by Chase of collateral in satisfaction of debt. Chase shall convey to Clark good title to all such New Products, Long Term Rental Products

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and Rental Contracts, Short Term Rental Products, Other Products, and any other collateral free and clear of all liens, security interests, claims and encumbrances of any kind whatsoever. Chase shall execute such documents as Clark may reasonably request in order to convey title to such New Products, Long Term Rental Products and Rental Contracts, Short Term Rental Products, Other Products, and any other collateral to Clark, which documents shall include an appropriate warranty of title. Notwithstanding the foregoing, Clark shall have the option of taking an assignment of Chase's rights in not less than all New Products and/or all Long Term Rental Products and Rental Contracts and/or all Short Term Rental Products and/or all Other Products and/or all other collateral in which Chase has a first priority security interest prior to its foreclosure of its security interest. If Clark elects to exercise this option, Chase shall also assign to Clark all of Chase's rights in and to the indebtedness owed by the Dealer to Chase directly related to Chase's financing of such New Products, Long Term Rental Products and Rental Contracts, Short Term Rental Products, Other Products, and other collateral which are assigned to Clark under this section, including any promissory notes or other evidences of indebtedness directly related to Chase's financing thereof and, if legally possible, that portion of any guarantees of such indebtedness. Chase agrees to execute and deliver to Clark such documents as may reasonably be necessary in order to effectuate such an assignment. Chase shall warrant that any security interest assigned to Clark by Chase is a properly perfected first priority security interest. Upon assignment, Clark shall pay to Chase an amount equal to the price payable by Clark for each category of collateral as specified in subsections 3.4
(b), (c) and (d) above, as the case may be.

         (f) Further Assistance. Clark agrees to use good faith efforts to assist Chase in the disposition of any other collateral which is repossessed by Chase from a Dealer.

         (g) At the request of Clark, if such request is made within 15 days of repurchase by Clark, Chase shall promptly deliver, at Chase's expense, any New Products, Long Term Rental Products, Short Term Rental Products, Other Products and other collateral, and Parts including related contracts, repurchased by Clark to such location within the area of primary responsibility of the corresponding Dealer as Clark may reasonably designate. Otherwise, Chase shall deliver the aforesaid items to such location as Clark may reasonably designate at Clark's expense.

         (h) For the purposes of this Section 3.4, if Chase is the successful bidder on any collateral covered

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by this Agreement at any foreclosure sale, the amount bid by Chase shall not reduce or otherwise affect the amounts payable by Clark to Chase for such collateral under this Agreement prior to such foreclosure sale. If a party other than Chase or Clark purchases any collateral covered by this Agreement at any foreclosure sale, Chase shall have no obligation to tender to Clark and Clark shall have no obligation to repurchase from Chase such collateral purchased by such party.

         3.5 Sales Out of Trust. Clark shall have no responsibility or obligation to Chase in the event of a sale out of trust by a Dealer which is not a Branch unless specifically agreed to in writing by Clark and Chase. In the event of a sale out of trust by a Branch, the entire unpaid Balance owed to Chase with respect to the Product which has been sold out of trust shall be paid in full to Chase by Clark. Chase agrees to notify Clark whether by telephone, in writing, or in person, within one (1) business day of its becoming aware of a cash held sale out of trust by a Dealer.

         3.6 Dealer Terminations. Clark and Chase agree to make good faith efforts to keep the other advised of all material Dealer problems, any intentions to place a Dealer on C.O.D., any potential or contemplated Dealer terminations, non-renewals, or accelerations of Dealer indebtedness. In addition to the foregoing, Clark agrees to promptly send to Chase a copy of any notice of termination or non-renewal sent to a Dealer and Chase agrees to promptly send to Clark a copy of any notice of acceleration of a Dealer's indebtedness.

         3.7 Residual Agreements.

                  (a) In connection with its Tax Affected Leasing Program, CRS has previously obtained agreements ("Residual Agreements") from certain Dealers pursuant to which the Dealers agree to either (i) repurchase from CRS the Products which are subject to those leases upon expiration of the lease term or
(ii) assist CRS in the remarketing of such Products and pay to CRS an agreed upon portion of the difference between the residual value of the Product and the resale price. With respect to Residual Agreements in existence prior to March 10, 1987, in the event that the Dealer who executed such Residual Agreement is terminated by Clark for any reason whatsoever, then Clark agrees to perform, or cause to be performed by another Dealer acceptable to CRS, the obligations of the terminated Dealer pursuant to the Residual Agreement.

                  (b) With respect to Residual Agreements entered into after March 10, 1987, the obligations of Clark with respect thereto, if any, shall be as set forth

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in a separate writing signed by Clark and CRS which specifically identifies the particular Residual Agreement to which such obligations relates.

         3.8 Modification of Wholesale Financing. Except with respect to Dealers which are included from time to time on Clark's list of Dealers which are subject to modification restrictions (and notice thereof has been given to Chase, unless Clark's prior written consent has first been obtained, such consent not to be unreasonably withheld), Chase may, at its option and without notice to or the consent of Clark, refinance, assign, transfer or otherwise modify or amend (but not extend beyond three months) the terms and conditions of any Floor Plan Financing, Rental Financing or DTL Financing transaction or any Rental Contract related thereto and the liability of Clark hereunder shall not be altered, discharged or in any way affected thereby.

         3.9 Interest Subsidy Programs. In the event that Clark elects to subsidize the interest rates payable by Dealers to Chase, Clark agrees to pay promptly to Chase each month the difference between (a) the amount of interest which would have accrued during the prior month on all wholesale financing to which the subsidized rate applies, if calculated at the rate required by Chase and (b) the amount of interest which accrued during the prior month on all wholesale financing to which the subsidized rate applies, at the subsidized rate actually payable by the Dealers.

         (4) Retail Financing.

         4.1 Financing Plans and Programs. After consultation with Clark, Chase shall establish the terms and conditions of its Retail Financing programs, and such terms and conditions may be amended or revised from time to time after consultation with Clark, upon 30 days' prior notice provided, however, that changes in interest rates for retail financing programs may be made after two days' prior notice. Such programs shall, in Chase's judgment, give appropriate consideration to Clark's recommendations and proposals. Notwithstanding the above, in the event that Clark has subsidized any interest rate for a retail financing program, Chase shall not change or modify its interest rate for such program for the period during which Chase has committed in writing to such subsidized rate without Clark's prior written consent.

         4.2 Purchase of Retail Contracts. Chase may, at its option, purchase Retail Contracts from Dealers in accordance with the terms of (a) the agreement in effect from time to time between Chase and Dealer pertaining to retail financing ("Retail Finance Agreement") and (b)

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Chase's programs and policies announced to Dealers from time to time. Except in the case of Branches, Chase shall, in its sole discretion, determine (i) the terms and conditions of the Retail Finance Agreement (ii) the acceptability of each retail transaction; (iii) the form and content of the Retail Contract and all other documentation which will be required to evidence and secure the obligations of the retail customer to the Dealer and to Chase; (iv) the form and content of the Dealer's assignments, endorsements and warranties on the sale of the Retail Contract by the Dealer to Chase.

         4.3 Liability of Clark. Unless specifically agreed to in writing by Clark or as may otherwise be provided for in this Agreement, Clark shall have no liability or obligation with respect to Retail Contracts purchased from Dealers which are not Branches.

         4.4 Modification of Retail Financing. Chase may, at its option, and without notice to or the consent of Clark, extend, refinance, assign, transfer or otherwise modify or amend the terms and conditions of any Retail Contract purchased from Dealers who are not Branches; provided, however, that if Clark has agreed in writing pursuant to Section 4.3 that it has liability with respect to such a Retail Contract, then Chase shall give prior notice to Clark of any of the foregoing actions which would materially affect the liability of Clark and unless it consents, Clark's obligations with respect thereto shall be discharged in full.

         4.5 Interest Subsidy Programs. In the event that Clark elects to subsidize the finance charges payable by retail customers pursuant to Retail Contracts, Clark agrees to promptly pay Chase each month the difference between
(a) the total finance charge required by Chase on Retail Contracts subject to the program purchased by Chase during the preceding month and (b) the total subsidized finance charge actually payable by the retail customer pursuant to all such Retail Contracts. In the event the retail customer prepays the Retail Contract prior to the expiration of the term, Chase agrees to pay promptly to Clark the unearned portion (calculated by the Rule of 78's or other method, whichever is applicable) of the amount paid by Clark to Chase pursuant to this Section with respect to such Retail Contract.

         (5) Capital Financing.

         5.1 Chase, at its option, will provide capital financing to Dealers which are acceptable to Chase through its capital loan program; and such financing shall be on such terms and to such extent as Chase in its sole

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discretion deems appropriate.

         5.2 If agreed to in writing or by telex prior to the date in which the capital financing is extended, Clark will guarantee either full or partial payment of any capital loan made by Chase to a Dealer. Provided, however, that if in any calendar year, the amount of payments made by Clark under its capital loan guarantees reaches an amount equal to the greater of (i) 20% of the outstanding principal balance of all capital loans as of January 1 of such calendar year, or (ii) $1,000,000.00, then (a) Clark shall have no obligation to make any further payments under any capital loan guarantees during the remainder of that calendar year and (b) Clark shall be released and forever discharged from liability for those payments which are due and payable by Clark under any capital loan guarantees during the remainder of that calendar year. For purposes of this Section , a payment shall be deemed to be due and payable by Clark under a capital loan guarantee only on the first date on which all of the conditions for payment by Clark as set forth in the specific capital loan guarantee agreement have been satisfied, provided Chase has proceeded in a reasonable and timely manner to satisfy such conditions.

         (6) Reporting.

         6.1 Clark shall provide Chase with copies of any Dealer Financial Profiles, to the extent that such Profiles may be prepared by Clark from time to time.

         6.2 Clark shall provide to Chase annually a forecast of wholesale sales projected by Clark for the immediately succeeding 12 month period plus quarterly updates, if available.

         6.3 Clark shall, to the extent such a list is generated by Clark, provide Chase with a list of Dealers who are subject to modification restrictions. The rights of Chase under Section 3.8 shall not apply to Dealers which are included from time to time on such list after Chase has been notified that such Dealers are on such list.

         6.4 Clark and Chase shall, to the extent and at the time either one of them becomes aware of the same, promptly notify the other party of any proposed changes in the name, identity, ownership or structure of a Dealer, as well as any proposed sale of stock or assets, other than sales of assets in the ordinary course of business.

         6.5 Clark shall provide Chase on a monthly basis with a summary age trial balance for the open account of Dealers.

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         6.6 To the extent that such a list is generated by Clark in the normal course of its business, Clark shall provide Chase on a monthly basis a list of Dealers with unpaid balances for New Products financed by Clark.

         6.7 Clark shall notify Chase of Dealers which are subject to Clark credit restrictions. The obligations of Clark under Sections 3.4 (b) and 3.4 (d) shall not apply to such Dealers in connection with financing transactions between Chase and such Dealers which are entered into after Chase has been so notified.

         6.8 Chase shall provide Clark with the following reports:

                  (a) A monthly report of the Floor Plan Financing balances owed by Dealers to Chase, including the applicable rate of interest for such financing;

                  (b) A monthly report of all wholesale financing balances owed by Dealers to Chase, including Floor Plan Financing, Rental Financing and Dealer Open Account;

                  (c) A monthly report showing the total amount of all Retail Contracts purchased by Chase from Dealers which are subject to an interest subsidy program described in Section 4.5 hereof, including the subsidized rate applicable to each such Retail Contract;

                  (d) If requested by Clark, a copy of the Dealer's monthly Floor Plan Financing statement;

                  (e) A monthly report which shows for each Dealer the total number and dollar value of all Retail Contracts purchased by Chase from such Dealer;

                  (f) Such other reports as may, from time to time, be reasonably requested by Clark which can be reproduced in the ordinary course of business at reasonable additional cost to or programming by Chase; and

                  (g) A monthly list of Dealers who are subject to credit restrictions.

         (7) Representations and Warranties. Clark represents and warrants to Chase as follows:

                  (a) Any New Products or new Parts sold by Clark to a Dealer or directly to a retail customer, the purchase of which is financed by Chase, shall conform to any description or specification which Clark expressly issues to the purchaser of said Product or Part;

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
                  (b) That Clark will fulfill its express or implied warranty obligations, if any, with respect to any Product or Part, the purchase of which is financed by Chase, subject to any applicable exclusions for implied warranties and the limitations of remedies and damages applicable to said express or implied warranties; and

                  (c) Any Floor Plan Financing, Rental Financing or DTL Financing extended by Chase to a Dealer in connection with a Product which is sold to the Dealer by Clark arises from a genuine sale at wholesale of such Products to the Dealer to whom such financing is extended.

         (8) Services of Clark.

         8.1 During the terms of this Agreement, Clark agrees to perform the following services at such times and in such manner as may be reasonably requested by Chase:

                  (a) Clark shall furnish estimated residual values for use by Chase in connection with any Products financed by Chase.

                  (b) Clark shall appraise all Rental Products in connection with the sale of substantially all of the assets of a Dealer, the sale of a majority of the voting stock of a Dealer, or when otherwise reasonably requested by Chase. Provided, however, that Chase may not otherwise request more than five
(5) such additional appraisals in any one year period of time.

                  (c) Clark shall supervise and monitor an inspection system established by Chase for Rental Products owned by Dealers, which system requires that a Dealer inspect at least 90% of all Rental Products owned by each Dealer at least once each year.

                  (d) Clark shall negotiate, process and document all changes or revisions to the standard form of Rental Contracts, subject, however, to prior approval of Chase with respect to Rental Contracts which are to be assigned to Chase with such approval not to be unreasonably withheld.

                  (e) Clark shall maintain an adequate supply of all forms of Rental Contracts and all other agreements or documents related to Rental Financing and furnish such forms to the Dealers along with instructions for their usage; provided, however, that Chase shall furnish to Clark an adequate supply of forms 292-140-4083 and 292-140-4011/1, or their substitutes, an adequate supply of all documents pertaining to Rental Financing, and an adequate supply of such other documents and forms as may be mutually agreed upon.

         (f) Clark shall furnish training to the Dealers, from time to time, for all aspects of the Rental Financing. With respect to such training sessions which are wholly sponsored by Clark, the Chase field personnel engaged in providing financing relating to Clark as provided in Section 2.1 (c) hereof may attend such training sessions.

         (g) Clark shall assist in the design and development of new Rental Financing plans and programs.

         (h) Clark shall make training available to Chase field personnel engaged in providing financing to Clark as provided in Section 2.1 (c) hereof which Clark, in its sole discretion, deems appropriate, one (1) time per twelve month period.

         The services described in this section shall be performed by Clark in a high quality and professional manner, and in no event shall the level and quality of such services be less than those in effect on the date of this Agreement. Clark shall have no liability to Chase for any losses or damages suffered by Chase arising out of Clark's performance or failure to perform the services described in this Section 8.1, unless such losses or damages are caused by the gross negligence or willful misconduct of Clark.

         8.2 In exchange for the services described in Section 8.1 hereof, Chase shall pay to Clark for so long as Clark provides such services, on or before the fifteenth day of December 1990, and continuing on the fifteenth day of each succeeding month during the term of this Agreement, a monthly fee of $6,000.00. Any and all expenses of any kind incurred by Clark in connection with the performance of the services described in Section 8.1 hereof shall be borne by Clark except for those expenses incurred by Clark which are directly related to any future name change by Chase.

         8.3 In consideration of the financing business which may be generated by Chase as a result of this Agreement, Chase shall pay to Clark on the fifteenth day of each month an amount equal to .25% on the combined net volume of: (i) Rental Financing; (ii) DTL Financing; (iii) Rental Financing of products not manufactured or distributed by Clark; (iv) Retail Contracts; and (v) Capital Financing (the total of (i) - (v) being hereafter referred to as "Finance Volume"). This .25% service fee percentage shall be applicable for the initial $100 million of Finance Volume during any calendar year period. The fee percentage shall be increased to .30% for the Finance Volume in excess of $100 Million during any calendar year period.

         9. Confidentiality.

         9.1 Clark acknowledges and agrees that the information it receives from Chase is of a confidential nature, except information which can be obtained from documents available to the public. Clark will keep all such information confidential and will not disclose it to others without Chase's prior written consent, except for disclosure on a need-to-know basis to Clark's lenders, auditors or other representatives, and except to the extent required to be disclosed pursuant to any subpoena or order of any court or administrative or legislative body. Clark shall promptly advise Chase of any such subpoena or order and shall permit Chase at Chase's own cost and expense to resist the granting thereof or attempt to narrow the scope thereof. Clark will take appropriate action by instruction, agreement or otherwise with any party to whom confidential information is properly disclosed under this Agreement to insure that the non-disclosure obligations of this Agreement are complied with by such party.

         9.2 Chase acknowledges and agrees that the information it receives from Clark is of a confidential nature, except information which can be obtained from documents available to the public. Chase will keep all such information confidential and will not disclose it to others without Clark's prior written consent, except for disclosure on a need-to-know basis to Chase's lenders, auditors or other representatives, and except to the extent required to be disclosed pursuant to any subpoena or order of any court or administrative or legislative body. Chase shall promptly advise Clark of any such subpoena or order and shall permit Clark at Clark's own cost and expense to resist the granting or attempt to narrow the scope thereof. Chase will take appropriate action by instruction, agreement or otherwise with any party to whom confidential information is properly disclosed under this Agreement to insure that the non-disclosure obligations of this Agreement are complied with by such party.


         (10) Documentation Services on Behalf of Clark.

         10.1 During the term of this Agreement, Chase hereby agrees to perform on behalf of Clark, unless otherwise requested by Clark, the following services:

                  (a) prepare security agreements, UCC-1 financing statements and other similar documents or instruments which are necessary to obtain a perfected security interest in the collateral which secures repayment of the indebtedness owed by Dealers to Clark;

                  (b) obtain the Dealer's signature on the documents and instruments described in Section 10.1(a) above;

                  (c) file UCC-1 financing statements, amendments thereto, and continuations thereof with the appropriate state and local filing offices;

                  (d) prepare and send letters notifying other creditors that Clark intends to obtain a purchase money security interest in certain collateral of the Dealer;

                  (e) store and maintain all of the documents and instruments described in this Section 10.1; and

                  (f) provide Clark with duplicate originals of the documents and instruments described in this Section 10.1 if requested in writing by Clark.

         10.2 In exchange for the services described in Section 10.1 hereof, Clark shall pay to Chase, for so long as Chase provides such services, a monthly fee of $2,000 and Clark shall reimburse Chase for any out-of-pocket expenses paid by Chase in connection with its performance of the services described in
Section 10.1 hereof, including but not limited to (a) any filing fees or taxes paid by Chase in connection with those financing statements and continuation statements which show Clark as the secured party; (b) any filing fees or taxes paid by Chase in connection with any redocumentation required as a result of any corporate reorganization or name change of Clark; and (c) one-half of the cost of any UCC lien searches made by Chase in order to determine the identity of the creditors described in Section 10.1(d) hereof. Such amounts shall be paid by Clark to Chase within thirty days of its receipt of Chase's invoice therefor.

         10.3 The security agreements, UCC-1 financing statements and other documents and instruments which are prepared and filed by Chase pursuant to
Section 10.1 hereof shall be in such form as may be approved from time to time by Clark. Clark hereby acknowledges and agrees that the forms of documents and instruments used as of the date of this Agreement are acceptable to Clark.

         10.4 Chase agrees to use good faith efforts to perform the services described in Section 10.1 hereof in a diligent manner. Chase shall exercise the same degree of care in performing those services as it exercises in performing similar services with respect to its own security agreements and UCC-1 financing statements. Chase shall have no liability to Clark for any losses or damages suffered by Clark arising out of Chase's performance or failure to perform the services described in Section 10.1 hereof, unless such losses or damages are caused by the gross negligence or willful misconduct of Chase.

         (11) Term.

         11.1 This Agreement shall be effective for a period of three years commencing on the date set forth in the first paragraph hereof. This Agreement shall continue thereafter unless or until it is terminated by either party giving the other party at least six months' prior notice of termination.

         11.2 Notwithstanding Section 11.1 above, either party shall have the right to terminate this Agreement prior to the expiration of the initial three year period at any time upon 6 months' prior notice to the other party, upon the occurrence of any of the following events: (a) if Chase's Finance Penetration with regard to Clark's U.S. market falls below 15%; or (b) if the aggregate new volume amount of combined Retail Financing and Rental Financing acquired by Chase during any period of twelve (12) consecutive months falls below $75,000,000.

         11.3 In the event of any breach or default in the performance by either party of its obligations under this Agreement and the failure of such party to remedy such default within 30 days after notice thereof from the other party, then the other may, at its option, terminate this Agreement upon at least 30 days' prior notice. The right of a party to terminate this Agreement due to a breach or default in the performance by the other party of its obligations hereunder shall be in addition to any other rights or remedies which may be available at either law or equity; provided, however, THAT NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES WHATSOEVER OR HOWSOEVER CAUSED.

         11.4 In the event of a sale or transfer of all or substantially all of the stock of Chase, other than to a subsidiary of The Chase Manhattan Corporation, or in the event the ultimate parent of Chase becomes at any time a party other than The Chase Manhattan Corporation, then within one hundred eighty
(180) days after the effective date of (a) such sale or transfer, or (b) The Chase Manhattan Corporation ceases to be the ultimate parent of Chase, Clark may, at its option, terminate this Agreement upon at least ninety (90) days' prior written notice.

         11.5 Notwithstanding the expiration or termination of this Agreement, the rights and obligations of the parties hereto with respect to transactions entered into prior to the effective date of termination shall remain unchanged and in full force and effect.

         (12)     Miscellaneous.

         12.1 This Agreement shall not be assigned to any other person, firm or corporation by either of the parties hereto, without the prior written consent of the other party; provided, however, that this Agreement shall be binding upon and shall be deemed automatically assigned to any person, firm or corporation which hereafter acquires substantially all of the assets of Clark and assumes its obligations for the distribution of Products and Parts to Dealers; and provided further that, unless otherwise agreed to in writing by Chase, Clark Equipment Company and Clark shall remain jointly and severally liable for the performance of all of Clark's obligations under this Agreement. If requested by Chase, Clark agrees to cause such person, firm or corporation to execute an agreement, in form and substances reasonably satisfactory to Chase, pursuant to which such person, firm or corporation assumes all of the obligations of Clark under this Agreement.

         12.2 The terms and conditions of this Agreement shall apply in full to all Floor Plan Financing, Rental Financing, Retail Financing, DTL Financing and capital financing extended by Chase on or after the effective date of this Agreement. Except with respect to capital financing extended by Chase prior to the effective date of this Agreement, which shall be governed by the terms and conditions of this Agreement, all such financing extended by Chase prior to the effective date of this Agreement shall continue to be governed by the terms of the Operating Agreement in effect prior to amendment by this Agreement.

         12.3 (a) Chase hereby subordinates to Clark any security interest, lien or other encumbrance which Chase may now have or hereafter acquire in (i) all Parts and all proceeds thereof; (ii) To the extent of the unpaid balance owed to Clark for such sale, all Products sold to a Dealer by Clark and all proceeds thereof except for (x) any chattel paper for which Chase gives new value to the Dealer and of which Chase takes possession in the ordinary course of business and (y) any item which is traded-in to a Dealer upon the Sale of Products and which item is financed by Chase for a Dealer. For purposes of this section, Chase shall be deemed to have given new value to the Dealer for an entire item of chattel paper if Chase pays to the Dealer or to Clark an amount at least equal to the unpaid balance owed to Clark with respect to the Product covered by such chattel paper.

         (b) Clark hereby subordinates to Chase any security interest, liens or other encumbrance which Clark may now have or hereafter acquire in any and all collateral of each Dealer with the exception of the collateral described in Section 12.3(a) above.

         12.4 Unless otherwise expressly provided elsewhere in this Agreement, any notices or other communications required or permitted to be given under this Agreement shall be in writing and may be sent by personal delivery, by telex or by certified or registered mail postage fully prepaid, addressed as follows:

         If to Chase:               Chase Manhattan Leasing
                                    Company (Michigan), Inc.
                                    500 Circle Drive
                                    Buchanan, Michigan  49107

                                    Attention: President

         If to Clark:               Clark Material Handling
                                    Company
                                    333 West Vine Street
                                    Suite 1700
                                    Lexington, Kentucky  40507

                                    Attention:  Vice
                                    President - Sales

         With a copy to:            Clark Material Handling
                                    Company
                                    106 West Vine Street
                                    Suite 701
                                    Lexington, Kentucky  40507

                                    Attention: General
                                    Counsel

or to such other addresses as the respective parties may subsequently designate in writing. Such notices shall be deemed effective upon receipt thereof by the party to whom it is given.

         12.5 Any headings or captions preceding the paragraphs hereof are intended solely for convenience of reference and shall not affect the meaning, construction or effect of this Agreement.

         12.6 This Agreement contains all of the terms and conditions agreed upon by the parties and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind the parties. No subsequent modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized representatives of Chase and Clark, and any such modification or waiver shall then be effective only for the period, on the conditions and for the specific instances and purposes set forth in such writing.

         12.7 Failure of either party to require performance of any provision hereof shall not affect the right to require full performance thereof at any time thereafter, and the waiver by either party of a breach of any such provision shall not constitute a waiver of any subsequent breach thereof or nullify the effectiveness of such provision.

         12.8 This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the State of Michigan. If any provision or part hereof is prohibited or invalidated by applicable law, only such provision or part shall be ineffective without invalidating the remaining provisions hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                                 CLARK MATERIAL HANDLING
                                                 COMPANY
                                                 A Business Unit of CLARK
                                                 EQUIPMENT COMPANY

                                                 By: /s/
                                                     --------------------------
                                                 Title:
                                                       ------------------------
                                                 CHASE MANHATTAN LEASING
                                                 COMPANY (MICHIGAN), INC.

                                                 By: /s/
                                                     --------------------------
                                                 Title: Vice President
                                                       ------------------------

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